Exhibit 99.1

Antero Midstream Announces Second Quarter 2022 Financial and Operational Results

Denver, Colorado, July 27, 2022—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its second quarter 2022 financial and operational results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Second Quarter 2022 Earnings Highlights:

•	Net Income was $79 million, or $0.17 per share, in line with the prior year quarter
•	Adjusted Net Income was $96 million, or $0.20 per share (non-GAAP measure)
•	Adjusted EBITDA was $221 million (non-GAAP measure)
•	Capital expenditures were $70 million
•	Net cash provided by operating activities was $170 million
•	Free Cash Flow before dividends was $105 million (non-GAAP measure)
•	Low pressure gathering volumes increased by 3% compared to the prior year quarter
•	Fresh water delivery volumes increased by 6% compared to the prior year quarter
•	Placed on line the Castle Peak compressor station, adding 160 MMcf/d of capacity in the liquids-rich Marcellus shale

Paul Rady, Chairman and CEO said, “During the second quarter Antero Midstream successfully placed on line the Castle Peak compressor station in the liquids-rich Marcellus shale. This compressor station, which added 160 MMcf/d of initial capacity, is the fourth of six compressor stations in Antero Midstream’s liquids-rich midstream corridor in Tyler and Wetzel Counties in West Virginia. Looking forward, we have identified underutilized compressor units and equipment that will be relocated and reused to expand this station by an additional 80 MMcf/d in 2023. This results in approximately $5 million of estimated capital savings on this compressor station alone. Additionally, we have identified further opportunities for compressor unit relocation and reuse that are expected to generate another $15 million of capital savings, or $20 million of total capital savings in 2023 and 2024.”

Mr. Rady added, “We continue to be encouraged by the well results seen in the liquids-rich Marcellus corridor. These recent pads tied into the integrated gathering and processing system drove the increase in volumes during the second quarter. Importantly, the well control and results give us confidence in delivering the planned throughput and EBITDA growth over the next several years.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Free Cash Flow before dividends, and Net Debt, please see “Non-GAAP Financial Measures.”

Second Quarter 2022 Financial Results

Low pressure gathering volumes for the second quarter of 2022 averaged 2,970 MMcf/d, a 3% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the growth incentive fee threshold of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the second quarter of 2022 averaged 2,776 MMcf/d, a 1% increase compared to the prior year quarter. High pressure gathering volumes averaged 2,819 MMcf/d, in line with the second quarter of 2021. Fresh water delivery volumes averaged 110 MBbl/d during the quarter, a 6% increase compared to the second quarter of 2021.

Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1,458 MMcf/d for the second quarter of 2022, a 1% increase compared to the prior year quarter. Joint Venture processing capacity was 91% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 37 MBbl/d, a 3% decrease compared to the prior year quarter. The decrease in fractionation volumes was attributable to lower third party production volumes in the basin. Joint Venture fractionation capacity was 93% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended June 30,
	2021	2022	% Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	2,897	2,970	3%
Compression (MMcf/d)	2,744	2,776	1%
High Pressure Gathering (MMcf/d)	2,826	2,819	*
Fresh Water Delivery (MBbl/d)	104	110	6%
Gross Joint Venture Processing (MMcf/d)	1,450	1,458	1%
Gross Joint Venture Fractionation (MBbl/d)	38	37	(3)%

* Not meaningful

For the three months ended June 30, 2022, revenues were $229 million, comprised of $175 million from the Gathering and Processing segment and $54 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $21 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $19 million and $24 million, respectively, for a total of $43 million, compared to $40 million in total direct operating expenses in the prior year quarter. The increase in direct operating expenses was driven by volumetric growth and additional compression capacity placed on line over the past twelve months. Water Handling operating expenses include $20 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $10 million during the second quarter of 2022. Total operating expenses during the second quarter of 2022 included $6 million of equity-based compensation expense, $36 million of depreciation and $4 million of impairment. The increase in depreciation expense was driven primarily by the acceleration of depreciation as a result of the relocation and reuse initiatives at the Castle Peak and future compressor stations.

Net Income was $79 million, or $0.17 per share. Net Income adjusted for amortization of customer relationships, impairment expense, loss on early extinguishment of debt, loss on settlement of asset retirement obligations and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $96 million. Adjusted Net Income was $0.20 per share.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2021	2022
Net Income	$80,223	79,395
Amortization of customer relationships	17,668	17,668
Impairment expense	—	3,702
Loss on early extinguishment of debt	20,701	—
Loss on settlement of asset retirement obligation	—	539
Gain on asset sale	(135)	(32)
Tax effect of reconciling items(1)	(9,532)	(5,636)
Adjusted Net Income	$108,925	95,636

(1)	Statutory tax rate was approximately 24.9% for 2021 and 25.8% for 2022.

Adjusted EBITDA was $221 million. Interest expense was $45 million, a 4% increase compared to the prior year quarter. Capital expenditures were $70 million, a 1% decrease compared to the prior year quarter. Free Cash Flow before dividends was $105 million, a 5% decrease compared to the prior year quarter. Free Cash Flow after dividends was a $2 million deficit compared to $3 million in the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2021	2022
Net Income	$80,223	79,395
Interest expense, net	43,505	45,426
Income tax expense	28,485	26,399
Amortization of customer relationships	17,668	17,668
Depreciation expense	26,619	35,675
Impairment expense	—	3,702
Loss on early extinguishment of debt	20,701	—
Loss on settlement of asset retirement obligation	—	539
Gain on asset sale	(135)	(32)
Accretion of asset retirement obligations	114	64
Equity-based compensation	3,059	5,641
Equity in earnings of unconsolidated affiliates	(21,515)	(22,824)
Distributions from unconsolidated affiliates	26,275	29,375
Adjusted EBITDA	$224,999	221,028
Interest expense	(43,505)	(45,426)
Total capital expenditures (accrual-based)	(70,893)	(70,201)
Free Cash Flow before dividends	$110,601	105,401
Dividends declared (accrual-based)	(107,409)	(107,654)
Free Cash Flow after dividends	$3,192	(2,253)

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2021	2022
Net cash provided by operating activities	$194,674	169,517
Amortization of deferred financing costs	(1,345)	(1,418)
Settlement of asset retirement obligations	194	461
Changes in working capital	(12,029)	7,042
Total capital expenditures (accrual-based)	(70,893)	(70,201)
Free Cash Flow before dividends	$110,601	105,401
Dividends declared (accrual-based)	(107,409)	(107,654)
Free Cash Flow after dividends	$3,192	(2,253)

Second Quarter 2022 Operating Update

Gathering and Processing — During the second quarter of 2022, Antero Midstream connected 17 wells to its gathering system. The Company placed in service the Castle Peak compressor station in the liquids-rich Marcellus Shale. The Castle Peak station has an initial capacity of 160 MMcf/d and will be expanded to 240 MMcf/d in 2023 by relocating four underutilized units from an already existing station. Lastly, Antero Midstream continued construction on the Wetzel County high pressure pipeline that will be placed online in the fourth quarter of 2022. These additional infrastructure projects will support the expected throughput growth in the second half of 2022.

Water Handling— Antero Midstream’s water delivery systems serviced 15 well completions during the second quarter of 2022. As disclosed in the first quarter operating update, the second quarter included volumes from completion operations on a seven well pad late during the first quarter that resulted in a portion of those volumes included in the second quarter of 2022.

Capital Investments

Total accrued capital expenditures were $70 million during the second quarter of 2022. Of the $70 million invested in gathering, compression, and water infrastructure, $53 million was in gathering and compression assets and $17 million was in water handling assets. There were no investments in the Joint Venture during the quarter.

Brendan Krueger, CFO of Antero Midstream, said “Antero Midstream once again delivered a strong operational quarter resulting in neutral free cash flow after dividends. Importantly, the third quarter of 2022 marks a critical inflection point in Antero Midstream’s financial strength where we expect to generate Free Cash Flow after dividends for the foreseeable future. This allows us to commence progress on our goals towards absolute debt reduction and leverage reduction towards our 3.0x target, which we believe will generate attractive value for stakeholders across our capital structure.”

Conference Call

A conference call is scheduled on Thursday, July 28, 2022 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, August 4, 2022 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726240. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 4, 2022 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships and impairment expense, excluding gain and loss on asset sale, loss on settlement of asset retirement obligation and loss on early extinguishment of debt, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, loss (gain) on asset sale, loss on settlement of asset retirement obligation, accretion of asset retirement obligations, and equity-based compensation expense, and loss on early extinguishment of debt, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrual-based capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended June 30,
	2021	2022
Capital expenditures (as reported on a cash basis)	$(46,185)	(77,767)
Change in accrued capital costs	(24,708)	7,566
Capital expenditures (accrual basis)	$(70,893)	(70,201)

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

June 30, 2022
Bank credit facility	$580,500
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	$3,180,500
Cash and cash equivalents	—
Consolidated net debt	$3,180,500

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended June 30, 2022
Net Income	$327,388
Interest expense	178,615
Income tax expense	115,080
Amortization of customer relationships	70,672
Depreciation expense	119,296
Impairment expense	7,365
Accretion of asset retirement obligations	355
Equity-based compensation	14,931
Equity in earnings of unconsolidated affiliates	(94,248)
Distributions from unconsolidated affiliates	121,310
Gain on asset sale	(150)
Loss on settlement of asset retirement obligation	539
Loss on early extinguishment of debt	1,056
Adjusted EBITDA	$862,209

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of geopolitical events and world health events, including the COVID-19 pandemic, cybersecurity risk, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	June 30,
	2021	2022
Assets
Current assets:
Accounts receivable–Antero Resources	$81,197	75,098
Accounts receivable–third party	747	431
Income tax receivable	940	940
Other current assets	920	588
Total current assets	83,804	77,057

Property and equipment, net	3,394,746	3,492,489
Investments in unconsolidated affiliates	696,009	681,560
Customer relationships	1,356,775	1,321,439
Other assets, net	12,667	12,956
Total assets	$5,544,001	5,585,501

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,956	2,227
Accounts payable–third party	23,592	24,510
Accrued liabilities	80,838	90,656
Other current liabilities	4,623	6,379
Total current liabilities	114,009	123,772
Long-term liabilities:
Long-term debt	3,122,910	3,157,966
Deferred income tax liability	13,721	68,187
Other	6,663	5,457
Total liabilities	3,257,303	3,355,382

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2021 and June 30, 2022
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2021 and June 30, 2022	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 477,495 and 478,437 issued and outstanding as of December 31, 2021 and June 30, 2022, respectively	4,775	4,784
Additional paid-in capital	2,414,398	2,198,375
Retained earnings (accumulated deficit)	(132,475)	26,960
Total stockholders' equity	2,286,698	2,230,119
Total liabilities and stockholders' equity	$5,544,001	5,585,501

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2021	2022
Revenue:
Gathering and compression–Antero Resources	$192,667	184,071
Water handling–Antero Resources	57,718	62,262
Water handling–third party	70	242
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	232,787	228,907
Operating expenses:
Direct operating	39,555	43,299
General and administrative (including $3,059 and $5,641 of equity-based compensation in 2021 and 2022, respectively)	14,251	16,079
Facility idling	984	1,185
Depreciation	26,619	35,675
Impairment of property and equipment	—	3,702
Accretion of asset retirement obligations	114	64
Loss on settlement of asset retirement obligations	—	539
Gain on asset sale	(135)	(32)
Total operating expenses	81,388	100,511
Operating income	151,399	128,396
Other income (expense):
Interest expense, net	(43,505)	(45,426)
Equity in earnings of unconsolidated affiliates	21,515	22,824
Loss on early extinguishment of debt	(20,701)	—
Total other expense	(42,691)	(22,602)
Income before income taxes	108,708	105,794
Income tax expense	(28,485)	(26,399)
Net income and comprehensive income	$80,223	79,395

Net income per share–basic	$0.17	0.17
Net income per share–diluted	$0.17	0.17

Weighted average common shares outstanding:
Basic	477,290	478,317
Diluted	479,530	480,270

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	June 30,		Increase	Percentage
	2021	2022	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	263,640	270,302	6,662	3%
Compression (MMcf)	249,681	252,644	2,963	1%
Gathering—high pressure (MMcf)	257,193	256,537	(656)	*
Fresh water delivery (MBbl)	9,499	10,048	549	6%
Other fluid handling (MBbl)	4,381	4,128	(253)	(6)%
Wells serviced by fresh water delivery	17	15	(2)	(12)%
Gathering—low pressure (MMcf/d)	2,897	2,970	73	3%
Compression (MMcf/d)	2,744	2,776	32	1%
Gathering—high pressure (MMcf/d)	2,826	2,819	(7)	*
Fresh water delivery (MBbl/d)	104	110	6	6%
Other fluid handling (MBbl/d)	48	45	(3)	(6)%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.34	0.01	3%
Average compression fee ($/Mcf)	$0.20	0.21	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.20	0.21	0.01	3%
Average fresh water delivery fee ($/Bbl)	$3.97	4.09	0.12	3%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	131,912	132,664	752	1%
Fractionation—Joint Venture (MBbl)	3,417	3,368	(49)	(1)%
Processing—Joint Venture (MMcf/d)	1,450	1,458	8	1%
Fractionation—Joint Venture (MBbl/d)	38	37	(1)	(3)%

* Not meaningful or applicable

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended June 30, 2022
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$196,071	62,262	—	258,333
Revenue–third-party	—	242	—	242
Gathering—low pressure rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	174,799	54,108	—	228,907
Operating expenses:
Direct operating	19,343	23,956	—	43,299
General and administrative (excluding equity-based compensation)	6,268	2,658	1,512	10,438
Equity-based compensation	4,222	1,191	228	5,641
Facility idling	—	1,185	—	1,185
Depreciation	22,854	12,821	—	35,675
Impairment of property and equipment	1,130	2,572	—	3,702
Accretion of asset retirement obligations	—	64	—	64
Loss on settlement of asset retirement obligations	—	539	—	539
Gain on asset sale	(32)	—	—	(32)
Total operating expenses	53,785	44,986	1,740	100,511
Operating income	121,014	9,122	(1,740)	128,396
Other income (expense):
Interest expense, net	—	—	(45,426)	(45,426)
Equity in earnings of unconsolidated affiliates	22,824	—	—	22,824
Total other income (expense)	22,824	—	(45,426)	(22,602)
Income before income taxes	143,838	9,122	(47,166)	105,794
Income tax expense	—	—	(26,399)	(26,399)
Net income and comprehensive income	$143,838	9,122	(73,565)	79,395

Adjusted EBITDA				$221,028

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2022
Cash flows provided by (used in) operating activities:
Net income	$163,664	159,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	53,469	63,975
Accretion	233	128
Impairment	1,379	3,702
Deferred income tax expense	56,509	54,466
Equity-based compensation	7,071	8,473
Equity in earnings of unconsolidated affiliates	(42,259)	(46,056)
Distributions from unconsolidated affiliates	58,185	60,505
Amortization of customer relationships	35,336	35,336
Amortization of deferred financing costs	2,733	2,828
Settlement of asset retirement obligations	(602)	(916)
Loss on settlement of asset retirement obligations	—	539
Loss (gain) on asset sale	3,628	(150)
Loss on early extinguishment of debt	20,701	—

Changes in assets and liabilities:
Accounts receivable–Antero Resources	(16,274)	6,099
Accounts receivable–third party	777	517
Income tax receivable	16,311	—
Other current assets	1,070	158
Accounts payable–Antero Resources	376	(2,427)
Accounts payable–third party	5,365	9,480
Accrued liabilities	(7,297)	(1,911)
Net cash provided by operating activities	360,375	354,181
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(51,658)	(131,665)
Additions to water handling systems	(22,707)	(30,369)
Investments in unconsolidated affiliates	(966)	—
Cash received in asset sale	1,627	147
Change in other liabilities	—	(805)
Net cash used in investing activities	(73,704)	(162,692)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(255,993)	(217,445)
Dividends to preferred stockholders	(275)	(275)
Issuance of senior notes	750,000	—
Redemption of senior notes	(667,472)	—
Payments of deferred financing costs	(8,755)	(302)
Borrowings (repayments) on bank credit facilities, net	(99,800)	33,300
Employee tax withholding for settlement of equity compensation awards	(4,317)	(6,767)
Other	(21)	—
Net cash used in financing activities	(286,633)	(191,489)
Net increase in cash and cash equivalents	38	—
Cash and cash equivalents, beginning of period	640	—
Cash and cash equivalents, end of period	$678	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$91,608	86,688
Cash received during the period for income taxes	$16,913	—
Increase in accrued capital expenditures and accounts payable for property and equipment	$25,490	2,822